                                                                   Exhibit 10.26


                            MEMORANDUM OF AGREEMENT


                     made as of the 8th day of July, 1997

               (hereinafter referred to as the "Agreement Date")

                                B E T W E E N:

                      CLARK REFINING AND MARKETING, INC.,
                          a corporation incorporated
                          under the laws of Delaware

                (hereinafter referred to as the "Corporation"),

                                                               OF THE FIRST PART

                                    - and -

                               Edward J. Stiften
                                      of
                              Foristell, Missouri

                 (hereinafter referred to as the "Executive"),

                                                             OF THE SECOND PART.

     WHEREAS the Corporation is a wholly-owned subsidiary of Clark USA, Inc. (hereinafter referred to as "Clark USA");

     AND WHEREAS the Corporation recognizes the valuable services that the Executive has provided and is continuing to provide to the Corporation, Clark USA, and their affiliates, and believes that it is reasonable and fair to the Corporation that the Executive receive fair treatment in the event of a Change in Control (as hereinafter defined);

     AND WHEREAS the Corporation considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Corporation, Clark USA, and its shareholders;

     AND WHEREAS the Corporation recognizes that, in the circumstances of the capital structure of Clark USA, the risk of a Change in Control is high, and the uncertainty and questions which a Change in Control may raise among management could result in the departure or distraction of management personnel to the detriment of the Corporation, Clark USA, and its shareholders;

     AND WHEREAS in the event of a Change in Control, there is a possibility that the employment of the Executive would be terminated without cause or adversely modified and executives of the Corporation have expressed concern in that regard to the Corporation;

     AND WHEREAS the Board has determined that it would be in the best interests of Clark USA and the Corporation to induce the Executive to remain in the employ of Clark USA, the Corporation and the Subsidiaries, by indicating that in the event of a Change in Control, the Executive would have certain automatic and guaranteed rights;

     AND WHEREAS both the Corporation and the Executive wish formally to agree as to the terms and conditions which will govern the termination or modification of the employment of the Executive following a Change in Control or during a Potential Change in Control;

     NOW THEREFORE, in consideration of the premises hereof and of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

                                  ARTICLE II

                                   Recitals
                                   --------

     II.1 The parties agree, and represent and warrant to each other, that the above recitals are true and accurate.

                                  ARTICLE III

                                Interpretation
                                --------------

     III.1 Unless elsewhere herein otherwise expressly provided or unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

     III.2 The headings of the Articles, sections, subsections, paragraphs, and clauses herein are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

     III.3 This Agreement shall be construed in accordance with the laws of the State of Missouri, without regard to the conflict of law provisions of any state. All disputes shall be litigated in St. Louis, Missouri.

     III.4 If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     III.5 In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings, respectively:

(a) "Affiliate" means (i) any corporation, partnership, joint venture or other entity during any period in which it beneficially owns at least thirty percent of the voting power of all classes of stock of the Corporation entitled to vote; and (ii) any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is beneficially owned by the Corporation or by any entity that is an Affiliate by reason of clause
     (i) next above.

(b)  "Annual Salary" means the sum of:

     (i) the annual salary of the Executive based upon the greater of (A) the salary paid by or on behalf of Clark USA and the Corporation for the calendar year ended immediately preceding the date of the Change in Control and (B) the salary which would have been payable by or on behalf of Clark USA and the Corporation to the Executive (based upon the salary rate in effect immediately preceding the Change in Control) for the 12 months immediately following the Change in Control; and

     (ii) an amount equal to the greater of:

          (A) the agreed yearly minimum bonus which is payable to the Executive by Clark USA and the Corporation under the compensation terms in effect immediately prior to the date of the Date of Termination; or

          (B) the average of the yearly bonus amounts paid to the Executive by Clark USA and the Corporation over the last two fiscal years of the Corporation ended immediately preceding the date of the Date of Termination.

(c) "beneficial ownership" shall be determined in accordance with Rule 13d-3 issued under the U.S. Securities Exchange Act of 1934.

(d)  "Board" means the board of directors of the Corporation.

(e) "Cause" means a determination by the Company that any of the following has occurred:

     (i) wilful and continued failure by the Executive to substantially perform the Executive's duties with the Corporation (other than any such failure resulting from his incapacity due to physical or mental illness);

     (ii) wilful engaging by the Executive in misconduct which is materially injurious to Clark USA, the Corporation, or the Affiliates, monetarily or otherwise; or

     (iii) the conviction of the Executive of a criminal offense involving dishonesty or other moral turpitude;

     provided that no act, or failure to act, on the Executive's part shall be considered "wilful" unless the Company determines that such act or failure to act by the Executive was in bad faith and was without reasonable belief by the Executive that such act or failure to act was in the best interests of Clark USA, the Corporation, or the Affiliates. For purposes of paragraph
     (i) above, the phrase "wilful and continued failure by the Executive to substantially perform the Executive's duties with the Corporation" shall include, without limitation, any violation of paragraph IV.2(a).

(f) "Change in Control" means the first date upon which (I) a TrizecHahn Corporation Change in Control shall have occurred, if on such date Tiger shall beneficially own less than 20% of the number of shares of capital stock of Clark USA held by it as of the Agreement Date; or (II) a Clark Change in Control shall have occurred.

(g) "TrizecHahn Corporation Change in Control" means the occurrence of any of the following events described in paragraph (i) through (vi) below:

     (i)  TrizecHahn Corporation - Voting/Board Control.

          The date upon which the following three conditions shall have been satisfied:

          (A) the MVS shall have been converted into SVS in accordance with their terms (the "Conversion");

          (B) a person or group (other than Mr. Peter Munk) holds shares and/or other securities which, directly or after conversion, exercise or exchange thereof, would entitle the holders thereof to cast 20% or more of the votes attached to the outstanding Voting Shares; and

          (C) a change in the composition of the TrizecHahn Corporation Board within two years after the date of Conversion such that the directors of TrizecHahn Corporation in office immediately before the date of Conversion and the directors recommended for election or elected to succeed such directors by a majority of such directors cease to constitute a majority of the TrizecHahn Corporation Board;

          provided, however, that a TrizecHahn Corporation Change in Control will be deemed to have occurred under this paragraph (i) only if, on the date on which such TrizecHahn Corporation Change in Control would otherwise have occurred, TrizecHahn Corporation is a Substantial Owner of Clark USA.

     (ii) TrizecHahn Corporation - Voting.

          The date upon which the following two conditions shall have been satisfied:

          (A)  the Conversion shall have occurred; and

          (B) a person or group (other than Mr. Peter Munk) holds shares and/or other securities which, directly or after conversion, exercise or exchange thereof, would entitle the holders thereof to cast 35% or more of the votes attached to the outstanding Voting Shares;

          provided, however, that a TrizecHahn Corporation Change in Control will be deemed to have occurred under this paragraph (ii) only if, on the date on which such TrizecHahn Corporation Change in Control would otherwise have occurred, TrizecHahn Corporation is a Substantial Owner of Clark USA.

     (iii) TrizecHahn Corporation - MVS/Board.
           The date upon which the following two conditions shall have been satisfied:

          (A) a majority of the MVS are beneficially owned, or control or direction is exercised over a majority of the MVS, by any person or group, other than Mr. Peter Munk or a member of his immediate family who is a Canadian within the meaning of the Investment Canada Act ("Change in Ownership"); and

          (B) there is a change in the composition of the TrizecHahn Corporation Board within two years after the date of the Change in Ownership and the directors recommended for election or elected to succeed such directors by a majority of such directors such that the directors in office immediately before the date of the Change in Ownership cease to constitute a majority of the TrizecHahn Corporation Board;

          provided, however, that a TrizecHahn Corporation Change in Control will be deemed to have occurred under this paragraph (iii) only if, on the date on which such TrizecHahn Corporation Change in Control would otherwise have occurred, TrizecHahn Corporation is a Substantial Owner of Clark USA.

     (iv) TrizecHahn Corporation - Merger/Board.

          The date upon which the following two conditions shall have been satisfied:

          (A)  the shareholders of TrizecHahn Corporation shall have approved
               (I) an amalgamation, merger, or any other business combination or consolidation of TrizecHahn Corporation with any other corporation (other than a TrizecHahn Corporation Successor, TrizecHahn Corporation Subsidiary, Clark USA, the Corporation, or one or more of the Subsidiaries), (II) a plan for the liquidation of TrizecHahn Corporation, (III) an agreement for the sale or disposition of all or substantially all of the assets of TrizecHahn Corporation; and

          (B)  within two years following a transaction referred to in paragraph
               (iv)(A) above, a majority of the Board of the amalgamated or merged entity or successor entity into which TrizecHahn Corporation was liquidated or which acquired substantially all of the assets of TrizecHahn Corporation is not comprised of individuals who were directors of TrizecHahn Corporation immediately before the event referred to in paragraph (iv)(A) above, or directors recommended for election or elected to succeed such directors by a majority of such directors;



            provided, however, that a TrizecHahn Corporation Change in Control will be deemed to have occurred under this paragraph (iv) only if, on the date on which such TrizecHahn Corporation Change in Control would otherwise have occurred, TrizecHahn Corporation is a Substantial Owner of Clark USA.



     (v)  Increase in Ownership/Board Change.

          The date upon which the following two conditions have been satisfied:

          (A) any Person (excluding TrizecHahn Corporation, any TrizecHahn Corporation Subsidiary, and any person who satisfies the requirements set forth in Rule 13d-1(b)(i) and (ii) issued under the U.S. Securities Exchange Act of 1934 (relating to certain persons acquiring securities in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer)) has beneficial ownership of the Voting Power of Clark USA that is in excess of the greater of:

               (I)  20% of the Voting Power of Clark USA; or

               (II) the Voting Power of Clark USA then held by TrizecHahn
                    Corporation;

          (B) more than 50% of the Board of Directors of Clark USA is comprised of persons who are neither executive officers of TrizecHahn Corporation or any TrizecHahn Corporation Subsidiary, nor members of the board of directors of TrizecHahn Corporation.

     (vi) Increase in Ownership.

          The date upon which any Person (excluding TrizecHahn Corporation and any TrizecHahn Corporation Subsidiary) has beneficial ownership of the Voting Power of Clark USA that is in excess of the greater of:

               (I)   35% of the Voting Power of Clark USA; or

               (II) the Voting Power of Clark USA then held by TrizecHahn Corporation.

(h) "Clark Change in Control" means the occurrence of any of the events described in paragraphs (i) through (iii) below:

     (i)  Merger of Clark USA.

          The date of approval by the shareholders of Clark USA of a reorganization, merger or consolidation of Clark USA, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the common stock and voting securities of Clark USA immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation (or following a series of prearranged related transactions), beneficially own more than 50% of, respectively, the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation.

     (ii) Liquidation of Clark USA.

          The date of approval by the shareholders of Clark USA of the sale or other disposition of all or substantially all of the assets of Clark USA; in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the common stock and voting securities of Clark USA immediately prior to such sale or disposition do not, following such sale or disposition (or following a series of prearranged related transactions), beneficially own more than 50% of, respectively, the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity or entities acquiring all or substantially all of the assets of Clark USA.

          (iii) Disposition of the Corporation.

                The first date on which Clark USA does not beneficially own more than 50% of the total voting power of the outstanding capital stock of the Corporation.

     (i) "Clark USA" means Clark USA, Inc. and includes any corporation, partnership, joint venture or other entity that succeeds to the interests of Clark USA, Inc.

     (j) "Corporation" means Clark Refining and Marketing, Inc. and includes any corporation, partnership, joint venture or other entity that succeeds to the interests of Clark Refining and Marketing, Inc.

     (k) "Date of Termination" means the first date on which the Executive is employed by neither Clark USA, the Corporation, nor any Subsidiary.

     (l) "Disability" means the physical or mental illness of the Executive resulting in the Executive's absence from his full time duties with the Corporation for more than nine consecutive months and failure by the Executive to return to full time performance of his duties within thirty days after written demand by the Corporation to do so given at any time after such nine-month period.

     (m) "Good Reason" means the occurrence of any of the following events without the Executive's written consent:

          (i) the assignment to the Executive of a position that is not a senior management position; provided, however, this paragraph (i) shall not prevent the Executive being assigned a senior management position: (A) with a Subsidiary of the Corporation or Clark USA; (B)
           with responsibilities that are different from the responsibilities assigned to the Executive immediately prior to the time of the Change in Control; or (C) with reporting relationships that are different from the Executive's reporting relationships immediately prior to the Change in Control. For purposes of this paragraph (i), the term "senior management position" shall mean any position of the Corporation, Clark USA or any Subsidiary, or any other position with the Corporation, Clark USA or any Subsidiary, that is substantially comparable (in status and responsibility) to the executive's current position with the Corporation, Clark USA or any Subsidiary, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Corporation promptly after receipt of written notice thereof given by the Executive;

     (ii) the Corporation requiring the Executive to be based at any office or location other than in the Greater St. Louis Area (or, if different, the metropolitan area in which the Executive's principal office is located immediately prior to the Change in Control); provided, however, that Good Reason shall not be deemed to exist under this paragraph (ii) if the relocation is in connection with a change in the Executive's position at the Company, but only if either (A) the change in position is a promotion, compared with the Executive's rank immediately prior to the Change in Control; or (B) the change in position is not a demotion (compared with the Executive's rank immediately prior to the Change in Control, and provides a developmental opportunity which may lead to a promotion;

     (iii) any other action by the Executive's employer purporting to result in a Date of Termination other than for Cause, Disability or death.

(n) "Greater St. Louis Area" means any location within 30 miles (traveling by automobile) of 8182 Maryland Avenue, St. Louis, Missouri.

(o) "group" means any person or company acting jointly or in concert with any other person or company and for such purposes "acting jointly or in concert" shall be interpreted in accordance with subsection 91(a) of the Securities Act (Ontario).

(p) "TrizecHahn Corporation" means TrizecHahn Corporation Corporation, a corporation incorporated under the laws of the Province of Ontario, and any TrizecHahn Corporation Successor.

(q) "TrizecHahn Corporation Board" means the board of directors of TrizecHahn Corporation.

(r) "TrizecHahn Corporation Subsidiary" means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is beneficially owned by TrizecHahn Corporation.

(s) "TrizecHahn Corporation Successor" means any corporation, partnership, joint venture or other entity which satisfies either (or both of) clause
     (i) and (ii):

     (i) Mr. Peter Munk has beneficial ownership that is in excess of the greater of:

           (A) 40% of the total voting power of the outstanding capital stock of the entity; or

           (B) the percentage of the total voting power of the outstanding capital stock of the entity that is then held by any other
                 Person;

     (ii) the entity succeeds to the interests of TrizecHahn Corporation Corporation; but including only an entity which, immediately after the succession: (A) is beneficially owned by all or substantially all of the individuals and entities who were the respective beneficial owners of TrizecHahn Corporation immediately prior to such succession, in substantially the same proportions as the proportions beneficially owned immediately prior to such succession; or (B) for a period of two years following the succession, a majority of the Board of the successor entity is comprised of individuals who were directors of TrizecHahn Corporation immediately before the succession.

(t) "MVS" means the outstanding Multiple Voting Shares in the capital of TrizecHahn Corporation at any time.

(u) The term "Person", when capitalized, shall mean any person, and shall also include two or more persons acting as a partnership, limited partnership, syndicate, or other group for the purpose or with the effect of changing or influencing the control of Clark USA. The provisions of this paragraph (u) shall be interpreted based on the interpretations of the comparable provisions of Sections 13 and 14 of the U.S. Securities Exchange Act of 1934 and the rules thereunder.

(v) A "Potential Change in Control" shall exist during any period in which the circumstances described in paragraphs (i), (ii), or (iii) below, exist (provided, however, that a Potential Change in Control shall cease to exist not later than the occurrence of a Change in Control):

     (i) TrizecHahn Corporation, Clark USA or the Corporation enter into an agreement, the consummation of which would result in the occurrence of a Change in Control, provided that a Potential Change in Control described in this paragraph (i) shall cease to exist upon the expiration or other termination of all such agreements;

     (ii) any person (including Clark USA and the Corporation) publicly announces an intention to take or to consider taking actions the consummation of which would constitute a Change in Control; provided that a Potential Change in Control described in this paragraph (ii) shall cease to exist upon the withdrawal of such intention, or upon a reasonable determination by the Board that there is no reasonable chance that such actions would be consummated;

     (iii) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control exists; provided that a Potential Change in

            Control described in this paragraph (iii) shall cease to exist upon a reasonable determination by the Board that the reasons that gave rise to the resolution providing for the existence of a Potential Change in Control have expired or no longer exist.

(w) "Subsidiary" means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is beneficially owned by the Clark USA.

(x) TrizecHahn Corporation shall be a "substantial owner" of Clark USA for the period in which it beneficially owns at least 25% of the Voting Power of Clark USA, and no other shareholder of Clark USA beneficially owns more Voting Power of Clark USA than does TrizecHahn Corporation.

(y) "SVS" means the outstanding Subordinate Voting Shares in the capital of TrizecHahn Corporation at any time.

(z) "Tiger" shall mean, collectively, The Jaguar Fund N.V., Tiger (a limited partnership), Puma (a limited partnership) and any other Person managed by Tiger Management Corporation which at any time holds any shares of capital stock of Clark USA.

(aa) "Voting Power of Clark USA" shall mean the total voting power of the outstanding capital stock of Clark USA.

(bb) "Voting Shares" means any security of TrizecHahn Corporation carrying a right to vote for the election of directors of TrizecHahn Corporation under all circumstances or under circumstances that have occurred and are continuing.

                                  ARTICLE IV

                                Agreement Term
                                --------------

     IV.1 Subject to the automatic extension discussed below in this subsection IV.1, the "Agreement Term" shall be the period beginning on the Agreement Date, and ending on the fifth anniversary of the Agreement Date. On the fifth anniversary of the Agreement Date and on each anniversary date thereafter (including the period during which this Agreement is extended), the Agreement Term shall automatically be extended by one additional year unless, not less than 90 days prior to any such anniversary, the Corporation shall have given written notice to the Executive that the Agreement Term will not be extended.

     IV.2 (a) The Executive shall not solicit, initiate or encourage proposals or offers from, or provide information relating to Clark USA, the Corporation or any of the Affiliates to, any person, entity or group in connection with or relating to any acquisition or disposition of all or any material part of Clark USA's issued and outstanding shares, or any amalgamation, merger, sale of all or any material part of the assets of Clark USA, the Corporation or any Subsidiary, take-over bid, re-organization, re-capitalization, liquidation, winding-up of, or other business combination or any similar transaction involving Clark USA, the Corporation or any Subsidiary, without in each case the explicit approval of any of the person to whom the Executive reports.

     (b) The provisions of paragraph IV.2(a)shall not apply to the sale by the Executive of any shares of Clark USA owned by him.

                                 ARTICLE V

           Continuation of Employment Following a Change in Control
           --------------------------------------------------------

V.1 Upon a Change in Control, and for a period of two years thereafter, the Corporation agrees to continue the Executive in its employ, in accordance with the terms and provisions of this Agreement, on the same terms and conditions which were in effect immediately prior to the Change in Control or on such other terms as may be subsequently agreed upon in writing between the Corporation and the Executive. Upon a Change in Control the provisions of this Article V and
Article VI shall become operative.

                                 ARTICLE VI

                         Obligations Upon Termination
                         ----------------------------

     VI.1 If, at any time within two years following a Change in Control, the Executive's Date of Termination occurs as a result the Executive's employment being terminated by the Executive's employer (other than for Cause, Disability, or death), or as a result of the Executive's employment being terminated by the Executive for Good Reason:

(a) The Corporation shall pay to or to the order of the Executive in cash or certified cheque within ten days after the Date of Termination, the aggregate of the following amounts (less any statutory deductions):

     (i) if not theretofore paid, the amount of the Executive's unpaid Annual Salary for the then current fiscal year of the Corporation for the period to and including the Date of Termination, plus any other compensation and benefit amounts that are accrued and unpaid as of the Date of Termination; and

     (ii) as partial compensation for the Executive's loss of employment, an amount equal to twenty-four (24) months of Annual Salary; as defined in Section III.5(b).

(b) If the Executive holds any options, rights, warrants or other entitlements for the purchase or acquisition of securities in the capital of Clark USA, the Corporation or any Affiliate granted by Clark USA and the Corporation (collectively, "Rights"), regardless of whether such Rights are then exercisable, notwithstanding the terms and conditions of such Rights or of any plan or other document affecting such Rights, shall be deemed to be immediately exercisable for a term that is the lesser of five years after the Date of Termination or the remaining term to expiry for such Rights.

(c) The Corporation, at its expense, shall provide the Executive with the reasonable job relocation counselling services of a firm chosen from time to time by the Executive, for a period not to exceed 18 months after the Date of Termination.

(d) The Corporation shall maintain in full force and effect, for the Executive's continued benefit, until the earlier of:

     (i)    one year after the Date of Termination; and

     (ii) the Executive's commencement of full time employment with a new employer;

     all life insurance, medical, dental, health and accident and disability plans, programs or arrangements in which the

     Executive was entitled to participate immediately prior to the Date of Termination at a cost to the Executive no greater than the Executive paid while employed, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation is barred, the Corporation shall arrange to provide the Executive, at the Corporation's expense, with benefits substantially similar to those which the Executive is entitled to receive under such plans, programs or arrangements or pay cash in an amount after tax sufficient to enable the Executive to purchase substantially similar coverage for a one year period on an individual basis at a cost to the Executive no greater than the Executive paid while employed. In the case of the Executive's commencement of full time employment with a new employer within the one year period, the Corporation agrees to make up any differential in benefits between what the Executive would have received from the Corporation in the one year period and what the Executive receives from his new employer, so that the Executive is ensured of receiving the same benefits which he would have been entitled to receive from the Corporation had his employment with the Corporation continued for the one year period at a cost to the Executive no greater than the Executive paid while employed.

(e) Except as otherwise expressly provided in this Agreement, the Executive's entitlement to benefits under the employee benefit plans and benefit arrangements maintained by Clark USA and the Corporation shall be determined under the terms of the respective plans as in effect from time to time, with such entitlement based on the fact that the Executive's employment with Clark USA and the Corporation ceased on the Executive's Date of Termination.

Except as may be otherwise specifically provided in an amendment of this subsection VI.1 adopted in accordance with subsection VII.9, payments under this subsection VI.1 shall be in lieu of all benefits that may be otherwise payable to or on behalf of the Executive pursuant to the terms of any severance pay arrangement of Clark USA, the Corporation or any Affiliate or any other, similar arrangement of Clark USA, the Corporation or any Affiliate providing benefits upon involuntary termination of employment.

     VI.2 If, during a Potential Change in Control, the Executive's Date of Termination occurs as a result of the Executive's employment being terminated by the Executive's employer (other than for Cause, Disability, or death), and a Change in Control occurs within 90 days following the date of the Executive's Date of Termination, then:

(a) the Executive shall be treated as though his employment had continued until the date of the Change in Control, and had been terminated immediately thereafter for reasons other than for Cause, Disability, or death;

(b) the Executive shall be entitled to the compensation, benefits and rights described in paragraphs VI.1(a) through (e), determined as though he had, in fact, been employed through the date of the Change in Control and had terminated employment in accordance with paragraph (a) above; and

(c) within ten days following the date of the Change in Control, the Executive shall be entitled to the compensation and benefits that he would have been entitled to receive if he had remained in the employ of the Corporation until the date of the Change in Control.

Notwithstanding the foregoing provisions of this subsection VI.2, if the Executive's employment is terminated by the Executive's employer during a Potential Change in Control, but the Executive dies on or before the Change in Control date, then this Agreement shall be inapplicable to the Participant, and the amount of severance or benefits to which the Executive is entitled in such circumstances shall be determined by the employment arrangements, if applicable, with the Executive or, failing any such arrangements, by applicable law.

     VI.3 The Corporation shall pay to the Executive all reasonable legal and professional fees and expenses incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement, if the Executive is successful in obtaining such right or benefit.

     VI.4 (a) Notwithstanding anything in the Agreement to the contrary, in the event that it shall be determined that any payment or distribution by the Corporation, or by any other member of the same affiliated group with the Corporation (as determined under Code Section 280G(d)(5)) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment") would be non-deductible by Clark USA, the Corporation, or any Affiliate (as applicable) for U.S. Federal income tax purposes because of section 280G of the Internal Revenue Code of 1986, as amended from time to time (the "Code") or any successor provision, then the aggregate present value of the amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement ("Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. For purposes of this subsection VI.4, the "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be non-deductible because of Code section 280G. The determination to be made under this paragraph VI.4(a) shall be made, within twenty days after the Date of Termination, by such accounting firm that is currently acting as auditor for Clark USA (the "Accounting Firm"), which shall provide detailed calculations thereof to Clark USA and the Executive, provided, however, that the Executive shall elect which and how much of the Agreement Payments shall be reduced consistent with such calculations. The determination to be made by the Accounting Firm shall be binding on Clark USA, the Corporation, or any Affiliate (as applicable) and the Executive unless each of the following occurs: (i) within fifteen days of the date of such determination, either party gives to the other party a written legal opinion from a nationally recognized U.S. law firm stating that there is a substantial possibility that the U.S. Internal Revenue Service (the "IRS") will reach a conclusion different from that reached by the Accounting Firm; (ii) either party, within fifteen days of the date of such letter, seeks a private letter ruling from the IRS; and (iii) the IRS issues a private letter ruling reaching a conclusion that is different from that reached by the Accounting Firm. A private letter ruling by the IRS issued under these circumstances shall be binding upon Clark USA, the Corporation, or any Affiliate (as applicable) and the Executive. Present value, for purposes of the calculations under this subsection VI.4, shall be determined in accordance with section 280G(d)(4) of the Code.

     (b) As a result of uncertainty in the application of section 280G of the Code at the time of any initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments will have been paid or distributed by Clark USA, the Corporation or an Affiliate which should not be so paid or distributed ("Overpayment") or that additional Agreement Payments which were not paid or distributed could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to Clark USA, the Corporation, or any Affiliate (as applicable) promptly upon receiving notice of such Overpayment together with interest at the applicable Federal rate provided for in section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to Clark USA, the Corporation, or any Affiliate or if paid by the Executive to Clark USA, the Corporation, or any Affiliate, shall be returned to the Executive) if and to the extent that such payment would not reduce the amount which is non-deductible under section 280G of the Code or which is subject to taxation under section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by Clark USA, the Corporation, or any Affiliate, to or for the benefit of the Executive together with interest at the applicable Federal rate provided for in section 7872(f)(2) of the Code.

                                  ARTICLE VII

                                    General

     VII.1 If, within two years after the date of a Change in Control, the Executive's employment with Clark USA, the Corporation and the Subsidiaries is terminated by the Corporation (or other employer, as applicable) without Cause, or is terminated by the Executive for Good Reason, subject to Section VII.3, the Executive shall not be prohibited or restricted in any manner whatsoever from obtaining employment with or otherwise forming or participating in a business competitive to the business of Clark USA, the Corporation or Subsidiary.

     VII.2 If, at any time within two years following a Change in Control, the Executive's Date of Termination occurs as a result the Executive's employment being terminated by the Executive's employer (other than for Cause, Disability, or death), or as a result of the Executive's employment being terminated by the Executive for Good Reason, the Executive shall not be subject to any duty or obligation to seek alternate employment or other sources of income or benefits, or to mitigate his damages, or to any similar duty or obligation, and, except as specifically provided with respect to benefits in paragraph VI.1(d), all payment and other obligations of the Corporation under this Agreement shall not be subject to any rights of set-off, duty to mitigate or other reduction, and shall be paid and performed in full notwithstanding any alternate employment or other sources of income or benefits obtained or received or receivable by the Executive.

     VII.3 The Executive agrees that he shall maintain the confidentiality of any confidential or proprietary information concerning Clark USA, the Corporation or any Subsidiary until the date, if any, upon which: (i) the relevant information becomes available to the public or is made available to the Executive from a source which is not bound by an obligation of confidentiality to Clark USA, the Corporation or the relevant Subsidiary; or (ii) the Executive is required to disclose such information by any court or governmental or regulatory authority of competent jurisdiction (in which case the Executive shall notify the Corporation and, after such notification, shall be entitled to disclose or make use of such information only to the extent he is so required).

     VII.4 Subject to the provisions of paragraph VI.2 (relating to a Potential Change in Control), the Corporation and the Executive agree that if the employment of the Executive is terminated prior to a Change in Control, this Agreement shall have no application and the amount of severance or benefits, if any, to which the Executive is entitled in such circumstances shall be determined by the employment arrangements, if applicable, with the Executive or, failing any such arrangements, by applicable law.

     VII.5 Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if delivered by hand or mailed by prepaid registered mail addressed as follows:

(a)  in the case of the Corporation, to:

          Clark Refining and Marketing, Inc.
          8182 Maryland Avenue
          St. Louis, Missouri  63105

          Attention: Chief Administrative Officer
                     of the Corporation

          with a copy to:

          Clark Refining and Marketing, Inc.
          8182 Maryland Avenue
          St. Louis, Missouri  63105

          Attention: Chief Financial Officer of the Corporation

(b)  in the case of the Executive, to:

          Edward J. Stiften
          2223 Oberhelman Road
          Foristell, Missouri  63348

          or the last address of the Executive in the records of the Corporation or to such other address as the parties may from time to time specify by notice given in accordance herewith. Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if delivered, or if mailed by registered mail, upon the date shown on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

     VII.6 This Agreement shall enure to the benefit of and be binding upon the Executive and his heirs, executors, administrators and other legal personal representatives and upon the Corporation and its successors and assigns.

     VII.7 The terms set out in this Agreement, provided that such terms are satisfied by the Corporation, are in lieu of (and not in addition to) and in full satisfaction of any and all other claims or entitlements which the Executive has or may have upon the termination of employment if:

(a) at any time within two years following a Change in Control, the Executive's Date of Termination occurs as a result the Executive's employment being terminated by the Executive's employer (other than for Cause, Disability, or death), or as a result of the Executive's employment being terminated by the Executive for Good Reason; or

(b) during a Potential Change in Control under circumstances which will result in the Executive being treated as having terminated employment after a Change in Control in accordance with subsection VI.2;

and the compliance by the Corporation with these terms will effect a full and complete release of the Corporation from any and all claims which the Executive may then have for whatever reason or cause in connection with the Executive's employment and the termination of it (including, without limitation, any rights under an employment agreement which may then be in effect), other than those obligations specifically set out in this Agreement, and other than obligations of Clark USA, the Corporation and the Subsidiaries and Affiliates to the extent that the documents providing for such obligations specifically provide that the obligations are in addition to obligations under this Agreement. In agreeing to the terms set out in this Agreement, the Executive specifically agrees to execute a formal release document to that effect and will deliver upon request appropriate resignations from all offices and positions with Clark USA, the Corporation and any Subsidiaries and Affiliates if, as, and when requested by the Company upon the termination of employment within the circumstances contemplated by this Agreement.

     VII.8 Each of the Corporation and the Executive agrees to execute all such documents and to do all such acts and things, in any case at the Corporation's expense, as the other party may reasonably request and as may be lawful and within its powers to do or to cause to be done in order to carry out and/or implement the provisions of intent of this Agreement, including, without limitation, seeking all such governmental, regulatory and other third party approvals as may be necessary or desirable. Without limiting the generality of the foregoing, the Corporation agrees to execute all such documents and to do all such acts and things as the Executive may reasonably request and as may be lawful and within the power of the Corporation to do or cause to be done in order to minimize any tax consequences to the Executive or his legal personal representatives in respect of the payment or performance by the Corporation of the obligations of the Corporation upon termination arising under
Article V or in respect of other payments or actions required to be made or taken by or on behalf of the Corporation in the event of termination of the Executive's employment hereunder; provided that the Corporation shall in no material way be prejudiced thereby.

     VII.9 This Agreement may be amended only by an instrument in writing signed by both parties.

     VII.10 Neither party may waive or shall be deemed to have waived any right it has under this Agreement (including under this subsection VII.10) except to the extent that such waiver is in writing.

     IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

                                      CLARK REFINING AND MARKETING, INC.


                                      By Paul D. Melnuk
                                         -------------------------------
                                         President & CEO
                                         -------------------------------


SIGNED, SEALED AND DELIVERED    )
in the presence of              )
                                )
                                )
/s/ Linda G. Schwent            )
--------------------------------)
      Linda G. Schwent          )        Edward J. Stiften
--------------------------------)        -------------------------------
Notary Public, State of Missouri)                  EXECUTIVE
My Commission Expires 11/22/99  )
     St. Charles County         )